Exhibit 3.1

Form of

Articles of Amendment

To The Articles of Incorporation

Of

 Hepalife Technologies, Inc. Adopted

Pursuant to Section 607.1003 of the

 Florida Business Corporation Act

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           Pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act, Hepalife Technologies, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Florida Business Corporation Act, does hereby certify that it has adopted the following Articles of Amendment to its Articles of Incorporation:

FIRST:            Amendment(s) adopted:

“Article IV. Board of Directors” is hereby amended to read in its entirety as follows:

            “The affairs of the Corporation shall be managed by a Board of Directors determined as follows:

             A. NUMBER OF DIRECTORS. Subject to the rights if  any, of the holders of any series of  Preferred  Stock to elect additional directors under specified  circumstances, the number of  directors  shall be fixed from time to time  exclusively  by  the  Board  of  Directors  pursuant  to  resolution  adopted by a majority  of the total  number of directors which the  Corporation  would have if there were no vacancies (the " Whole Board").

            B.  ELECTION AND TERMS OF DIRECTORS.  Directors  shall be elected by a majority of the votes cast, and the directors of  this Corporation shall be divided into three classes (Class I, Class II and Class III), with respect to the time that they  severally  hold office,  as  nearly equal in number as possible,  with the initial term of office of the Class I directors to expire at the 2010 annual meeting of shareholders of the Corporation and until  their   respective   successors   are  elected  and qualified,  the initial term of office of the Class II  directors  to expire  at the 2011  annual  meeting  of shareholders of the Corporation and until their respective successors  are elected and qualified and the initial term of office of the Class III directors to expire at the 2012 annual meeting of shareholders of the Corporation and until  their   respective   successors   are  elected  and qualified.  Commencing  with the 2010  annual  meeting  of shareholders  of the  Corporation,  directors  elected  to succeed those directors whose terms have thereupon expire shall be  elected  for a term of  office  to expire at the third  succeeding  annual meeting of  shareholders  of the Corporation   after   their   election   and  until  their respective successors are elected and qualified

            C. NEWLY CREATED DIRECTORSHIPS AND VACANCIES.

            (1) If the number of directors is changed, any increase or decrease may be  apportioned among the classes so as to maintain or attain, if possible, the equality  of the number of  directors  in each class, but in no  case  will a  decrease  in the  number  of directors shorten the term of any incumbent director.

             (2)  Subject to the  rights of the  holders of any  series  of  Preferred   Stock,   newly   created directorships  resulting  from  any  increase  in the authorized  number of directors  or any  vacancies on the  Board  of   Directors   resulting   from  death, resignation,  retirement,  disqualification,  removal from  office  or other  cause  (other  than a vacancy  resulting from removal by the shareholders,  in which case   such   vacancy   shall   be   filled   by  the shareholders) shall be filled only by a majority vote of the directors  then in office,  though less than a quorum,  and a director  so chosen  shall hold office for the unexpired portion of the term of the class in which such director was chosen to serve and until his  successor  is elected and  qualified.  No decrease in the number of authorized directors constituting the entire Board of Directors shall shorten the term of any incumbent director.

            D.  AMENDMENTS TO THIS ARTICLE IV.  The  affirmative vote of the  holders  of sixty-six and two thirds percent  (66 2/3%) of the voting  power of all of the then  outstanding  shares of the capital stock of  the  Corporation  entitled to vote  generally  in the election of directors  (the " Voting  Stock "),  voting together  as a single  class,  shall be  required  to amend  or   repeal,   or  to  adopt   any   provision inconsistent  with this Article.”

            “Article V. Capital Stock” is hereby amended to read in its entirety as follows:

            “The Corporation shall have the authority to issue 500,000,000 shares of Common Stock, par value $0.001 per share.  The Corporation shall have the authority to issue 1,000,000 shares of Preferred Stock, par value $0.001 per share, which may be divided into series and with the preferences, limitations and relative rights determined by the Board of Directors.

SECOND: The date of each amendment’s adoption by the Corporation’s shareholders was May 5, 2010.

THIRD:           The Amendment  to  the  Articles of  Incorporation of  the  Corporation  effected by these Articles of Amendment was duly authorized by the Board of Directors of the  Corporation  in  accordance  with the  provisions  of  Section 607.1003 of the Florida Business Corporation Act (the “FBCA”),  and by the affirmative vote of the holders of a majority of the  Corporation's outstanding  capital stock entitled to vote thereon by written  consent in accordance  with the provisions of Section 607.1003 of the FBCA.

            IN WITNESS WHEREOF, the Corporation has caused this Articles  of Amendment to be signed and acknowledged by its President and on this <> day of May, 2010.

Hepalife Technologies, Inc.